Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements of Ameris Bancorp on Form S-8 (File No. 333-131244) and on Form S-3 (File Number 333-156367) of our report dated March 10, 2010 with respect to the consolidated financial statements of DBT Holding Company and Subsidiaries as of and for the year ended December 31, 2009.

/s/ Hancock Askew & Co., LLP

Savannah, Georgia

January 26, 2011